Exhibit 99.1

Open Solutions Announces Proposed Offering of Senior Subordinated Convertible Notes

GLASTONBURY, Conn., Jan. 26, 2005 – Open Solutions Inc. (NASDAQ: OPEN), a provider of integrated enabling technologies for financial institutions, announced today that it intends to commence an offering, subject to market conditions, of senior subordinated convertible notes due 2035 for gross proceeds to the company of approximately $125 million through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

Open Solutions expects to grant the initial purchasers a 30-day option to purchase up to an additional $18.75 million of gross proceeds of notes.

Open Solutions intends to use the net proceeds from the offering for working capital and general corporate purposes, including marketing of its products and services, selling its products and services to financial institutions and potential acquisitions of businesses, products or technologies complementary to its own.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the Untied States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Safe Harbor Statement

Statements made in this press release that state Open Solutions Inc.’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions’ actual results to differ materially from those projected in such forward-looking statements. These forward-looking statements include statements regarding Open Solutions’ intention to raise proceeds through the offering and sale of the senior subordinated convertible notes, the intended use of proceeds and the anticipated terms of the notes. Important factors which could cause Open Solutions’ actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions’ operations, markets, products, services, prices and other factors set forth under the heading “Factors Affecting Future Operating Results” in Open Solutions’ Quarterly Report on Form 10-Q for the three months ended September 30, 2004, as filed with the Securities and Exchange Commission.